Exhibit 10.1

SUBLEASE

THIS SUBLEASE (“Sublease”) is made and entered into as of the 8th day of September, 2021 by and between AMAG Pharmaceuticals, Inc., a Delaware Corporation (“Tenant”), and AlloVir, Inc., a Delaware corporation (“Subtenant”).

BACKGROUND:

WHEREAS, BP Bay Colony LLC, a Delaware limited liability company (“Landlord”) and Tenant are parties to that certain Indenture of Lease dated June 10, 2013, as amended by First Amendment to Lease dated March 24, 2015 (the “First Amendment”), the Second Amendment to Lease dated December 7, 2015 (the “Second Amendment”), the Third Amendment to Lease dated December 7, 2015 (the “Third Amendment”), the Fourth Amendment to Lease dated January 1, 2018 (the “Fourth Amendment”), the Fifth Amendment to Lease dated June 29, 2018 (the “Fifth Amendment”), the Sixth Amendment to Lease dated April 5, 2019 (the “Sixth Amendment”), the Seventh Amendment to Lease dated December 20, 2019 (the “Seventh Amendment”, and collectively, the “Lease”), a copy of which is attached hereto as Exhibit “B” and incorporated herein by reference, with respect to that approximately 69,191 square feet (the “Master Premises”) located at what is commonly known as 1100 Winter Street, Waltham, Massachusetts, 02451, as the same are more particularly described in the Lease; and

WHEREAS, Tenant and Subtenant desire to enter into this Sublease with respect to certain space, consisting of approximately 59,305 rentable square feet, within the Master Premises, other than a portion in the south wing of the second floor (the “ROFO Space”), as the same is more particularly described on Exhibit A attached hereto and incorporated herein by reference (the “Premises”); and

WHEREAS, Tenant and Subtenant desire to enter into the Sublease; and

NOW, THEREFORE, for and in consideration of the rents herein agreed to be paid and in consideration of the mutual covenants and agreements herein recited, Tenant hereby leases the Premises to Subtenant, and Subtenant hereby leases the Premises from Tenant on the terms set forth herein. All terms not otherwise defined herein shall have the meaning set forth in the Lease.

TO HAVE AND TO HOLD the Premises onto the Subtenant upon the following terms and conditions:

1.    TERMS AND CONDITIONS OF SUBLEASE. Except as set forth herein, this Sublease is made upon, and shall be subject to, all of the terms, covenants and conditions of the Lease. Subtenant hereby covenants and agrees to perform and observe and be bound by all of the terms, covenants, acknowledgments and conditions by or on the part of Tenant under the Lease and to hold Tenant harmless from and against any liabilities under or pursuant to the Lease by reason of Subtenant’s failure to fully comply with any and all of such duties, covenants and obligations of Tenant under and pursuant thereto or by reason of Subtenant’s conduct or management of the business conducted by Subtenant. Tenant agrees, subject to the terms and conditions of the Lease, that Subtenant shall be entitled to receive all services, utilities, repairs and restorations to be provided by Landlord to Tenant under the Lease with respect to the Premises. Subtenant acknowledges that Tenant does not pursuant to this Sublease covenant or agree to do or perform any obligations of the Landlord under the Lease and agrees that any default by Landlord shall not affect this Sublease or waive or defer the performance of any of Subtenant’s obligations hereunder; Tenant will, however, use reasonable efforts in such circumstances to obtain performance by Landlord under the Lease. Tenant agrees, upon Subtenant’s reasonable request, to use reasonable efforts at Subtenant’s expense to (a) cause Landlord to provide the services or utilities or make the repairs or restorations described in the Lease, or (b) to obtain Landlord’s consent or approval wherever required by the Lease. Tenant agrees that if under the Lease any right or remedy of Tenant or any duty or obligation of Landlord is subject to or conditioned upon Tenant making any demand upon Landlord or giving any notice or request to Landlord then, if Subtenant shall so request, Tenant, at Subtenant’s expense, shall make such demand or give such notice or request on Tenant’s behalf Notwithstanding anything contained herein to the contrary, if the Lease terminates for any reason, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease as of the effective date of termination of the Lease. At any time by written notice to Subtenant, Tenant may elect to require Subtenant to perform its obligations under this Sublease directly to Landlord, and Subtenant shall do so on Tenant’s election, in which event Subtenant shall send to Tenant from time to time copies of all notices and other communications that it shall send to and receive from Landlord.

2.    Subject to compliance with the terms of the Lease, to the extent that Tenant wishes to sublet the ROFO Space, Tenant shall provide Subtenant with notice of such decision to sublet (the “Tenant Notice”), and Subtenant shall have a right of first offer on the ROFO Space upon all the same terms, conditions, covenants and agreements contained in the Lease (except for the Annual Fixed Rent which shall be adjusted during the option period as set forth in the Lease). If Subtenant desires to exercise said option, then Subtenant shall give notice (the “Exercise Notice”) to Tenant exercising such option within ten (10) business days of receipt of the Tenant Notice, and such ROFO Space shall automatically be added to the terms of this Sublease without the necessity for the execution of any additional documents. If Subtenant does not exercise such option, than Tenant shall be permitted to sublet the ROFO Space to any third party, subject to Landlord’s consent.

3.    TERM. The term of this Sublease (the “Term”) shall begin on the later to occur of (i) the date the Consent to Sublease is received, and (ii) the date the Premises is delivered to Subtenant in the condition required pursuant to Section 7 hereof (such later date, the “Commencement Date”), and shall continue until July 31, 2028 (the “Expiration Date”). For purposes of this Sublease, the “Rent Commencement Date” shall be the earlier date to occur of (Y) two (2) months following the Commencement Date, and (Z) Subtenant’s occupancy of the Premises for the performance of business operations. Notwithstanding anything to the contrary contained herein, said tenancy shall in no event be extended beyond the Expiration Date. Notwithstanding anything to the contrary contained herein or in the Lease, the parties acknowledge that Subtenant has entered into a direct lease with the Landlord for the Premises following the Expiration Date. In no event shall Subtenant be obligated to vacate the Premises as of the expiration of the Term hereof, other than as required pursuant to the terms of the Lease or in the case of an event of default or Event Default as contemplated in Section 9.

4.    RENT. Subtenant shall pay to Tenant an aggregate rental (collectively, “Rent”) during the Term as follows:

(a)    Subtenant shall pay to Tenant the Annual Fixed Rent in the amount of $37.50 per square foot, with $1.00 annual increases, for the Premises following the Rent Commencement Date on the first (1st) day of each month during the Term, in advance, as follows:

Months	Rate PSF per annum	Annual	Monthly
Sublease Year 1	$37.50	$2,223,937.50	$185,328.13
Sublease Year 2	$38.50	$2,283,242.50	$190,270.21
Sublease Year 3	$39.50	$2,342,547.50	$195,212.29
Sublease Year 4	$40.50	$2,401,852.50	$200,154.38
Sublease Year 5	$41.50	$2,461,157.50	$205,096.46
Sublease Year 6	$42.50	$2,520,462.50	$210,038.54
Sublease Year 7	$43.50	$2,579,767.50	$214,980.63

For purposes of this Sublease, “Sublease Year” shall mean each successive twelve (12) month period during the Term, with the first such Sublease Year commencing on the Rent Commencement Date and each successive Sublease Year commencing on the next succeeding anniversary of the Rent Commencement Date; provided, however, (i) the final Sublease Year shall expire on the Expiration Date, and (ii) if the Rent Commencement Date does not occur on the first day of a calendar month, then the first Sublease Year shall include the partial calendar month in which the first anniversary of the Rent Commencement Date occurs, and the remaining Sublease Years shall be the successive twelve (12) month periods following the end of the first Sublease Year.

(b)    Notwithstanding any provision to the contrary contained in this Sublease, provided that no event of default or Event of Default shall have occurred and then be continuing under the this Sublease or the Lease, respectively, Subtenant shall be entitled to an abatement of Annual Fixed Rent due under this Sublease in the amount of (i) $75,953.13 for each of the first seven (7) calendar months following the Rent Commencement Date (i.e. Subtenant shall be paying the Annual Fixed Rent on a monthly basis for 35,000 rentable square feet of the Premises), (ii) $22,828.13 for calendar months eight (8) through twelve (12) following the Rent Commencement Date (i.e. Subtenant shall be paying Annual Fixed Rent on a monthly basis for 52,000 rentable square feet of the Premises), and (iii) $23,436.88 for calendar months thirteen (13) through fifteen (15) following the Rent Commencement Date (i.e. Subtenant shall be paying Annual Fixed Rent on a monthly basis for 52,000 rentable square feet of the Premises).

(c)    During the Term, Subtenant shall pay to Tenant, on or before the due date for such payments due from Tenant to Landlord under the Lease, all other amounts payable by Tenant under the terms of the Lease for the Premises, it being the intent of the parties that Subtenant shall be responsible for performance of all obligations of Tenant under the Lease as they relate to the Premises, including the payment of all amounts payable by Tenant thereunder, including Additional Rent allocable to Subtenant, Tenant Electricity allocable to the Premises, and Subtenant’s share of increases in Landlord Operating Expenses and Landlord’s Tax Expenses; provided, however, for purposes of this Sublease, Base Operating Expenses shall mean Landlord’s Operating Expenses for calendar year 2021 and the Base Taxes shall mean Landlord’s Tax Expenses for fiscal year 2022, being July 1, 2021 through June 30, 2022. For calendar year 2021, the estimated Base Operating Expenses payable by Subtenant is $8.46 PSF and for calendar year 2022 estimated real estate taxes payable by Subtenant on the Premises is $4.65 PSF. The foregoing are estimates only and may be subject to adjustment in accordance with the terms of the Lease. In addition, Subtenant shall reimburse Tenant for the payment by Tenant to Landlord for any reasonable and documented costs incurred Landlord in connection with this Sublease and/or the consent to this Sublease.

5.    SECURITY DEPOSIT. Subtenant shall, upon the execution of this Sublease, deposit with Tenant as security for the payment of rent and the performance of all other covenants to be performed by Subtenant, the sum of $595,434 (the “Security Deposit”) in the form of a letter of credit meeting the requirements of Section 9.19 of the Lease (with any references to the amount of the Letter of Credit being the amount set forth in this Section 4) or a cash security deposit; provided, however, the form attached hereto as Exhibit “C” shall replace Exhibit G of the Lease, as amended by Exhibit H of the Third Amendment. In the event such Security Deposit shall be held as cash, it shall be non-interest bearing and shall be held by Tenant for the entire Term. If Subtenant defaults in the payment of any monthly Rent installment or fails to perform any other covenant, all prior to the expiration of any applicable cure period, Tenant, at its option, may apply sufficient sums from the security deposit towards payment thereof. If Tenant elects to so apply the Security Deposit, or any part thereof, Subtenant shall be obliged to promptly (and no later than ten (10) days) replenish the Security Deposit for the amount so applied by Tenant. The total Security Deposit shall be held by Tenant until expiration of the Term, and the unused portion of the Security Deposit not having been drawn against shall be refunded by Tenant to Subtenant within thirty (30) days following the end of the Term or earlier expiration thereof. Upon the start of Sublease Year 3, provided that no event of default under this Sublease or Event of Default under the Lease has occurred and is continuing, the Security Deposit shall be reduced to $297,717.

6.    SUBTENANT’S WORK. Tenant agrees to contribute a Subtenant improvement allowance equivalent to $16.78 per rentable square foot (total of $995,137.90) (the “Allowance”) as a contribution towards Subtenant’s buildout of the Premises and/or its first floor laboratory space (in Subtenant’s discretion), provided that such improvements and work are completed in accordance with the terms of the Lease, including any consent required by the Landlord and any management costs that are payable to Landlord under the Lease; provided, however, that Subtenant shall reimburse Landlord directly for those costs included in Section 5.12 of the Lease, and, for the avoidance of doubt, such amounts shall not be paid to Tenant. In addition, Subtenant agrees to provide documented evidence of all costs incurred to which it seeks reimbursement on account of the Allowance. To the extent that the Allowance is not used by the end of the twelfth (12) month from the Commencement Date, any unused portion shall be returned to the Tenant and/or if the Allowance is not deposited with the Subtenant the Tenant shall have no further obligations with respect to the Allowance. In addition, Tenant agrees to reimburse Subtenant for the actual documented and reasonable costs of its architect for the cost of an initial test fit for the Premises, which shall not exceed $0.10 per rentable square foot.

7.    CONDITION OF PREMISES. The Premises shall be delivered in “AS IS, WHERE IS” condition and Tenant shall have no obligation to make any improvements to the Premises whatsoever; provided, however, the Premises shall be delivered to Subtenant (i) in broom clean condition, (ii) free and clear of all tenants and occupants, (iii) free of all personal property (including signage), except as expressly set forth herein. Subtenant’s taking possession of the Premises shall be Subtenant’s acceptance of the Premises in the order and condition as then exists.

8.    USE AND COMPLIANCE WITH LAWS. Subtenant shall use the Premises for the purposes which are permitted in the Lease, and for no other use. Subtenant shall not, without compliance with applicable rules, regulations and ordinances, store, treat or dispose of any hazardous substances, hazardous waste, petroleum products or any other products subject to regulation under all applicable federal, state and local environmental laws, regulations or ordinances (collectively, “Environmental Laws”), and will remain in compliance with all Environmental Laws and will promptly notify Tenant of any written allegation of non-compliance. Tenant agrees to deliver the Premises to Subtenant free and clear of any known Hazardous Materials.

9.    DEFAULT. The occurrence of any of the following events shall be an “event of default” hereunder and a breach of this Sublease by Subtenant:

(a)    The failure to pay any installment or other payment of Rent within five (5) days of the date that Subtenant receives a written notice from Tenant stating that the relevant payment is delinquent;

(b)    Subtenant fails to observe or perform any other covenant, condition or provision of this Sublease and fails to cure such default within thirty (30) days after written notice thereof to Subtenant, or if such failure is of such a nature that Subtenant cannot reasonably remedy the same within such thirty (30) day period, Subtenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity;

(c)    The interest of Subtenant in this Sublease is levied upon under execution or other legal process;

(d)    A petition is filed by or against Subtenant to declare Subtenant bankrupt or seeking a plan of reorganization or arrangement under any applicable bankruptcy, insolvency or corporate statute (provided, however, in the event an involuntary bankruptcy petition is filed against Subtenant, Subtenant shall not be deemed to have breached this Sublease unless it shall have failed to have the relevant bankruptcy petition dismissed within sixty (60) days of its filing), or any petition is filed or other action taken to reorganize or modify Subtenant’s capital structure;

(e)    Subtenant is declared insolvent by law or any assignment of Subtenant’s property is made for the benefit of creditors, or a receiver is appointed for Subtenant’s property; and

(f)    Any other act or omission which would constitute an Event of Default under the terms of the Lease occurs and is not cured within any applicable cure period thereunder.

10.    TENANT’S REMEDIES ON DEFAULT BY SUBTENANT. Upon the occurrence of an event of default, Tenant shall have all the rights of the Landlord under the Lease, as if Tenant were the lessor thereunder and Subtenant the lessee thereunder. In exercising its rights and remedies under the Sublease, Tenant shall be entitled to recover from Subtenant all costs incurred including, without limitation, reasonable attorneys’ fees and expenses.

11.    ASSIGNMENT AND SUBLETTING. Subtenant may not further sublet all or any portion of the Premises to others without the consent of Tenant and Landlord, but only to the extent such consent is required pursuant to the Lease. For the avoidance of doubt, so long as Landlord shall agree to the same in the Consent to Sublease (as hereinafter defined), no consent shall be required for transfers permitted pursuant to Section 5.6.4 of the Lease. Consent by Tenant and Landlord to one assignment or subletting shall not operate as a waiver of the prohibitions contained in this paragraph as to future assignments or subleases, and all such later assignments or subleases shall be made only with the prior written consent of Tenant and Landlord.

In the event an assignment of this Sublease or subletting of the Premises or any part thereof is made by Subtenant, whether or not the same is consented to by Tenant, Subtenant shall remain liable to Tenant for payment of all Rent herein provided for and for the faithful performance of all the covenants and conditions contained herein to the same extent as if this Sublease had not been assigned or the Premises sublet. Subtenant agrees to reimburse Tenant for any reasonable out of pocket expenses (including reasonable attorneys’ fees) incurred by Tenant in connection with any request by Subtenant for consent to assignment or subletting, in an amount not to exceed $3,000 for any one transaction.

12.    PROPERTY OF SUBTENANT. All property placed on the Premises by, at the direction or with the consent of Subtenant, its employees, agents, licensees, invitees or other representatives shall be at the risk of Subtenant or the owner thereof, and Tenant shall not be liable for any loss of or damage to said property resulting from any cause whatsoever, except as a result of Tenant’s, its agents or invitee’s gross negligence or willful misconduct. Subtenant shall have the right to remove and shall remove upon request of Tenant at termination of this Sublease, all equipment, fixtures, merchandise and other personal property installed or provided by Subtenant. In the event such removal shall injure or damage the building or any other part of the Premises, Subtenant shall promptly repair all such damage at its own expense. All existing furniture located in the Premises shall be made available for the Subtenant’s use during the Term. In the final year of the Term, subject to Landlord’s consent if required under the terms of the Lease, Subtenant shall have the obligation to purchase the furniture from the Tenant for the amount of $1.00 in the aggregate. The parties acknowledge that Subtenant shall be entitled to remove certain furniture, including, certain Tenant-branded fabric wall and furniture panels and a cube wall, without any obligation to restore or store the same.

13.    RIGHT OF INSPECTION. Landlord and Tenant, or their agents, shall have the right to enter upon and inspect the Premises in accordance with the terms of the Lease during the Term.

14.    COMPLIANCE WITH LAWS. Subtenant shall comply with all laws, ordinances, rules, orders or regulations applicable to Subtenant’s use of the Premises, including without limitation the Americans with Disabilities Act. Subtenant shall be responsible for any expense incident to compliance with the requirements or any federal, state or local, statutory or regulatory requirements caused, directly or indirectly, by the activities of Subtenant or Subtenant’s agents, employees, invitees and contractors. Notwithstanding anything to the contrary contained herein, in no event shall Subtenant be responsible to correct any pre-existing non-compliance which exists in or about the Premises prior to the date hereof.

15.    INSURANCE. Subtenant shall obtain and keep in force during the Term all insurance required of Tenant under the Lease. Without limiting the generality of the foregoing, Subtenant shall obtain and keep in force during the Term (i) a commercially reasonable amount of insurance covering its property located on the Premises and (ii) a commercial general liability insurance policy with a company licensed in the Commonwealth of Massachusetts that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide with coverage of not less than $5,000,000.00 per occurrence. Such liability policy shall name Landlord and Tenant as additional insureds to protect Landlord and Tenant against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the use, occupancy or maintenance of the Premises. On the date hereof, Subtenant shall provide ACORD certificates and other evidence reasonable satisfactory to Tenant that Subtenant has procured the coverages required hereunder.

16.    REPAIRS AND DAMAGE OR DESTRUCTION/CONDEMNATION. In the event of a casualty or condemnation which entitles Tenant to terminate the Lease pursuant to Article VI of the Lease, Subtenant shall have the same right to terminate this Sublease; provided, however, Subtenant shall have the obligation to provide Tenant with its decision to terminate the Sublease ten (10) business days prior to any termination notice required from Tenant to Landlord pursuant to Article VI of the Lease. Tenant shall retain its right to terminate the Lease in an instance of casualty, and Subtenant shall be bound by any such election by Tenant, with the result that a termination of the Lease by Tenant would likewise terminate this Sublease.

17.    INDEMNIFICATION OF TENANT AND SUBTENANT. Subtenant shall indemnify and save Tenant and Landlord harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorneys’ fees), arising in connection with a default by Subtenant hereunder or under the Lease, or otherwise arising due to events occurring in, on or about the Premises if caused or occasioned wholly or in part by any act or omission of Subtenant, its agents, contractors, employees, invitees, licensees, servants, subcontractors or subtenants. The non-prevailing party shall also pay all costs, expenses and reasonable attorneys’ fees that may be incurred by the prevailing party in enforcing the agreements of this Sublease, whether incurred as a result of litigation or otherwise. Subtenant shall give Tenant immediate notice of any such happening causing injury to persons or property. Subtenant also agrees to the same indemnity provisions contained in the Lease in favor of the Tenant and the Landlord.

Tenant shall indemnify and save Subtenant harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorneys’ fees), arising in connection with a default by Tenant hereunder or under the Lease, or otherwise arising due to the gross negligence or willful misconduct of Tenant, its agents, contractors, employees, invitees, licensees, servants, or subcontractors.

18.    LEASE. Tenant hereby warrants and represents that (i) it is now leasing the Premises pursuant to the terms and provisions set forth in the Lease, (ii) the Lease is in full force and effect, (iii) Tenant has a valid leasehold interest in the Premises under the Lease, (iv) Tenant has not received any notice of default from Landlord which has not been cured, and to Tenant’s knowledge, Tenant is not in default under the Lease, (v) Tenant has not sent Landlord any written notice stating Landlord is in default of any of Landlord’s obligations under the Lease, and to Tenant’s actual knowledge, Landlord is not in default of any of Landlord’s obligations under the Lease, and (vi) Tenant has not received any written notice that any work is required under the Lease or by applicable law to be done in the Premises.

Tenant covenants and agrees it will (A) make payment of the rentals reserved under the Lease as and when due, (B) observe and perform the other terms, provisions, covenants and conditions of the Lease to be observed and performed by Tenant, except and to the extent that such terms, provisions, covenants and conditions are assumed by Subtenant hereunder; (C) not voluntarily terminate the Lease except pursuant to a right of termination arising out of casualty or condemnation expressly set forth in the Lease and shall not amend the Lease in a manner adverse to Subtenant in any material respect; or (D) not take any action or fail to perform any act that results in a breach or default under the Lease to the extent any such failure to perform such act materially adversely affects the rights of Subtenant under this Sublease, including, without limitation, the right of Subtenant to receive all services, utilities, repairs and restorations to be provided by Landlord to Tenant under the Lease with respect to the Premises or the ability of Subtenant to seek or obtain the approval or consent of Landlord or the right of Subtenant to use and occupy the Premises for the purposes set forth in this Sublease. Subtenant shall not do or cause to be done or suffer or permit any act to be done which would or might cause the Lease, or the rights of Tenant as tenant under the Lease, to be endangered, canceled, terminated, forfeited or surrendered, or which would or might cause Tenant to be in default thereunder or liable for any damage, claim or penalty. Subtenant agrees, as an express inducement for Tenant’s execution of this Sublease, that if there is any conflict between the provisions of this Sublease and the provisions of the Lease which would permit Subtenant to do or cause to be done or suffer or permit anything to be done which is prohibited by the Lease, then the provisions of the Lease shall prevail.

19.    WAIVER OF SUBROGATION. To the fullest extent permitted by law, Subtenant hereto waives and releases any and all rights of recovery against Tenant and Landlord, and agrees not to seek to recover from Tenant and/or Landlord or to make any claim against Tenant or Landlord Parties, for any loss or damage incurred by the Subtenant to the extent such loss or damage is insured under any insurance policy required by the Lease or this Sublease which would have been so insured had the Subtenant carried the insurance it was required to carry hereunder and under the Lease or to the extent of any greater amounts or types of insurance actually carried by Subtenant. To the fullest extent permitted by law, Tenant hereto waives and releases any and all rights of recovery against Subtenant, and agrees not to seek to recover from Subtenant or to make any claim against Subtenant, for any loss or damage incurred by the Tenant to the extent such loss or damage is insured under any insurance policy required by the Lease or this Sublease which would have been so insured had the Tenant carried the insurance it was required to carry hereunder and under the Lease or to the extent of any greater amounts or types of insurance actually carried by Tenant.

In addition, Tenant and Subtenant shall each procure an appropriate clause in, or endorsement on, any insurance policy required by the Lease pursuant to which the insurance company waives subrogation. The insurance policies required by the Lease shall contain no provision that would invalidate or restrict Tenant’s or Subtenant’s waiver and release of the rights of recovery in this section, as applicable. The Subtenant hereto covenants that no insurer shall hold any right of subrogation against the Tenant and/or the Landlord by virtue of such insurance policy. The Tenant hereto covenants that no insurer shall hold any right of subrogation against the Subtenant by virtue of such insurance policy.

20.    QUIET ENJOYMENT. This Sublease is subject and subordinate to all matters of record. Provided no event of default then exists, Subtenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Subtenant is holding over after the termination or expiration of the Lease without the consent of Tenant or Landlord), without hindrance or ejection by any persons claiming by, through, or under Tenant or Landlord or claiming to have title to the Premises superior to Subtenant, subject, however, to the terms of this Sublease and the Lease.

21.    BROKERS. Tenant and Subtenant each represents that it has not dealt with any broker in connection with this Sublease other than Jones Lang LaSalle (the “Broker”). Upon execution of this Sublease and receipt of Landlord’s consent to this Sublease, Tenant shall pay Broker the commission payable to Broker pursuant to a separate agreement between Tenant and Broker. Other than the aforementioned commission payable to Broker, Tenant and Subtenant each agrees to indemnify and save the other party harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for brokerage commissions resulting from or arising out of its actions in connection with this Sublease, including the payment of any commission or any other fee or charge due to any broker.

22.    NOTICES. Any notices to be sent by either party hereto to the other party shall be in writing and delivered personally, sent by reputable overnight or same-day courier, sent by United States certified or registered mail, postage prepaid, or by email and addressed to the addresses set forth below. Either party may change the address to which notice to such party shall be sent hereunder by providing the other party with notice of such address in accordance with the provisions of this paragraph. Notices shall be effective upon the earlier of actual receipt or (i) relative to overnight mail, the day after deposit in such overnight mail or (ii) with respect to registered or certified mail, the date which is three (3) business days after deposit.

To the Tenant at:            AMAG Pharmaceuticals, Inc.

Suite 940

Parkview Tower

1150 First Avenue, King of Prussia

Pennsylvania

Attention: Francesco Tallarico, Secretary

To the Subtenant at:       Allovir, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

Attn: Dana Alexander, Senior Vice President, Technical Operations

Attn: Edward Miller, General Counsel

In each instance with a copy to:

23.    SIGNAGE. Subtenant shall not be entitled to any signage except to the extent permitted by the Lease and any such signage for the benefit of Subtenant shall be at Subtenant’s sole cost and expense and subject to the review and prior approval of Landlord, if so provided in the Lease.

24.    CONSENT. This Sublease is expressly conditioned upon Landlord’s written consent to this Sublease (the “Consent to Sublease”), which Tenant shall use commercially reasonable efforts to obtain.

25.    PARKING. Per Section 2.2.1 of the Original Lease, Subtenant shall have the right to use up to three (3) parking spaces per 1,000 rentable square feet of the Premises, at no additional cost.

26.    OTHER PROVISIONS OF SUBLEASE. Except as otherwise expressly stated herein, , and except as provided in this Section 26, all applicable terms and conditions of the Lease are hereby incorporated into and made a part of this Sublease as if Tenant were the landlord thereunder and Subtenant were the tenant thereunder provided, however, that for purposes of such incorporation, (i) the terms “Term” and “Original Term” as used in the Lease shall refer to the Term defined herein; (ii) the term “Tenant’s Premises,” as used in the Lease shall refer to the Premises under this Sublease; and (iii) the term “Annual Fixed Rent” as used in the Lease shall refer to the Fixed Annual Rent due under this Sublease. In the event of any inconsistency between the provisions set forth in this Sublease and the provisions of the Lease, as incorporated herein, the provisions of this Sublease shall control as between Tenant and Subtenant. Notwithstanding the foregoing, the following provisions of the Lease are expressly not incorporated into this Sublease: (1) the definitions of Landlord Construction Representative, Tenant’s Construction Representative, Commencement Date, Rent Commencement Date, Estimated Commencement Date, Outside Completion Date, Late Delivery Rent Abatement Commencement Date, Extension Option, Rentable Floor Area of the Premises, and Broker (all within the Original Lease), and any and all definitions or terms which are defined in or included in any of the Excluded Lease Provisions (as hereinafter defined) set forth in the Lease (except to the extent used or referred to in this Sublease); (2) all within the Original Lease: Sections 3.1, 5.6.2 (as it relates to Tenant only, with the foregoing still being in effect as to the Landlord), the second paragraph of Section 9.3 (as between Tenant and Subtenant only, with the foregoing remaining appliable as to the Subtenant and Landlord), Section 9.7, Section 9.18, the third and fourth grammatical paragraphs of Section 9.19, and Exhibits B-1, B-2, E and K; all within the First Amendment: Sections 8, 10 and 11 and Exhibits B and C; the entire Second Amendment; all within the Third Amendment: Sections 7, 8 and 12 and Exhibits B, C, D and F; all within the Fourth Amendment: Sections 7, 8 and 9 and Exhibits B-1 and B-2; all within the Fifth Amendment: Sections 7 and 9; the entirety of the Sixth Amendment; all within the Seventh Amendment: Sections 5 and 8; and (3) such other terms of the Lease which are specifically modified by the terms of this Sublease (collectively, the “Excluded Lease Provisions”). Other than with respect to the option on the ROFO Space (as described herein), Subtenant acknowledges and agrees that it shall have no rights with respect to any options to renew (if any) set forth in the Lease.

27.    MISCELLANEOUS.

(a)    Time of Essence. Time is of the essence with respect to the performance of every provision of this Sublease in which time of performance is a factor, including, without limitation, the giving of any notice required to be given under this Sublease or by law, the time periods for giving any such notice and for taking of any action with respect to any such notice.

(b)    Partial Invalidity. If any term, provision or condition contained in this Sublease shall, to any extent, be invalid or unenforceable, the remainder of this Sublease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Sublease shall be valid and enforceable to the fullest extent possible permitted by law; provided that, if a material provision is adjudged void or unenforceable, the parties shall negotiate, in good faith, an equitable adjustment to such other provisions of this Sublease as may be necessary or appropriate to effectuate as closely as possible the parties’ intent as evidenced by this Sublease.

(c)    Execution. Each individual executing this Sublease on behalf of Tenant or Subtenant represents and warrants that he or she has been duly authorized to do so.

(d)    Interpretation. Preparation of this Sublease has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.

(e)    Exhibits and Attachments. All Exhibits and attachments to this Sublease are a part hereof.

(f)    Counterparts. This Sublease may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Sublease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

(g)    Limited Liability. In no event shall the partners, principals, members, officers, stockholders, directors, employees or agents of either Tenant or Subtenant be personally liable for the performance of that party’s obligations under this Sublease.

28.    INTEGRATION AND BINDING EFFECT. The entire agreement between Tenant and Subtenant is contained in the provisions of this Sublease and any stipulations, representations, promises or agreements, written or oral made prior to or contemporaneous with this Sublease shall have no legal effect unless contained herein. Titles to the paragraphs of this Sublease shall be ignored when interpreting this Sublease. This Sublease shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and assigns. Any amendments to this Sublease must be made in writing and executed by the party to be charged with such amendment.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Sublease as of the day and year first above written.

TENANT:

AMAG PHARMACEUTICALS, INC.
a Delaware Corporation

By:	/s/ Francesco Tallarico
Name:	Francesco Tallarico
Title:	Secretary

SUBTENANT:

ALLOVIR, INC.,
a Delaware corporation

By:	/s/ Vikas Sinha
Name:	Vikas Sinha
Title:	President and Chief Financial Officer